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                     June 26, 2020

       Brian Grefsrud
       Chief Financial Officer and Treasurer
       Oaktree Real Estate Income Trust, Inc.
       333 South Grand Avenue, 28th Floor
       Los Angeles, CA 90071

                                                        Re: Oaktree Real Estate
Income Trust, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed on March 30,
2020
                                                            File No. 333-223022

       Dear Mr. Grefsrud:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Jordan Mikes